   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1998
                                                      REGISTRATION NO. 333-39949
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------

                       PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                              MPEL HOLDINGS CORP.
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

         NEW YORK                     6162                    22-1842747
     (STATE OR OTHER          (PRIMARY STANDARD            (I.R.S. EMPLOYER
     JURISDICTION OF        INDUSTRIAL CLASSIFICATION   IDENTIFICATION NUMBER)
     INCORPORATION OR               NUMBER)
      ORGANIZATION)          6851 JERICHO TURNPIKE
                                   SUITE 246
                            SYOSSET, NEW YORK 11791
                                 (516) 364-2700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                               STEVEN M. LATESSA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             6851 JERICHO TURNPIKE
                                   SUITE 246
                            SYOSSET, NEW YORK 11791
                                 (516) 364-2700
                              (516) 364-2876 (FAX)
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                --------------
                                   COPIES TO:
                           NORMAN M. FRIEDLAND, ESQ.
                             SCOTT W. GOODMAN, ESQ.
                             RUSKIN, MOSCOU, EVANS
                               & FALTISCHEK, P.C.
                              170 OLD COUNTRY ROAD
                            MINEOLA, NEW YORK 11501
                                 (516) 663-6600
                              (516) 663-6642 (FAX)
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

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
 TITLE OF EACH CLASS OF    NUMBER OF      PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
    SECURITIES TO BE       SHARES TO     OFFERING PRICE PER AGGREGATE OFFERING PRICE  REGISTRATION
       REGISTERED        BE REGISTERED        SHARE (1)                (2)                FEE
--------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value...................   2,400,000(1)        $5.00              $12,000,000          $3,540.00
--------------------------------------------------------------------------------------------------

Total Fee......................................................   $3,540.00(3)*

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 (1) Includes 1,100,000 shares being sold for the account of Selling
Stockholders.
 (2) Estimated solely for purposes of calculating the registration fee.
*(3) On November 12, 1997, the Registrant filed its initial Registration
     Statement (for a total of 1,265,000 shares) and paid a filing fee of $2,116.69. An additional registration fee of $1,423.31 was paid in connection with a total of 1,100,000 new shares of Common Stock that was registered in the Pre-Effective Amendment No. 1 filed on March 17, 1998. At this time no fee is due.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 721 through 726 of the New York Business Corporation Law ("NYBCL") provide that a corporation may indemnify any person, including officers and directors, who are (or who are threatened to be made) parties to any action or proceeding (except a derivative action), whether civil or criminal, by reason of their being officers or directors or serving at the request of the corporation as a director or officer of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees; provided that the officer or director acted in good faith, for a purpose that such officer or director reasonably believed to be in or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the Corporation. In the case of criminal actions or proceedings, indemnification is allowed if the officer or director had not reasonable cause to believe that his conduct was unlawful. An officer or director who is successful in defense of such civil or criminal action or proceeding is entitled to indemnification.

  A corporation may indemnify any person made (or threatened to be made) a party to a derivative action by reason of the fact that such person is or was a director or officer of the corporation or was serving at the request of the corporation as a director or officer of the corporation of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, provided that such director or officer acted in good faith, for a purpose which he reasonably believed to be in (or, in the case of service for another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to) the best interests of the corporation, except that no indemnification is permitted in respect of a threatened action or pending action which is settled or otherwise disposed of, or in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, except to the extent that court may otherwise determine.

  The Company's Certificate of Incorporation eliminates personal liability of the fullest extent permitted by NYBCL.

  A person who has been successful in the defense of a civil or criminal action or proceeding of the character described above is entitled to indemnification to the extent described above. Otherwise, absent court approval, indemnification in the specific case would have to be authorized either (i) by the board of directors acting as a quorum consisting of directors who are not parties to the action or (ii) by the board upon the opinion of independent legal counsel that indemnification is proper in the circumstances or (iii) by the shareholders.

  A New York corporation may generally purchase insurance, consistent with the limitations of New York insurance law and regulatory supervision, to indemnify, in certain circumstances, directors and officers whether or not they could by statute be indemnified by the corporation, so long as no final adjudication has established that the directors' or officers' acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage.

  The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonably cause to believe his conduct was unlawful.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the applicable provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and the Representative's non-accountable expense allowance. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

                                                                       TOTAL
                                                                    -----------
SEC registration fee...............................................   $3,540.00
NASDAQ listing fee.................................................    7,400.00
Blue Sky fees and expenses (including legal fees)..................   58,000.00
Printing and engraving expenses....................................   55,000.00
Legal fees and expenses............................................  150,000.00
Accounting fees and expenses.......................................   50,000.00
Transfer agent and registrar fee...................................    7,500.00
Miscellaneous......................................................    5,000.00
 Total............................................................. $336,440.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  In December 1996, the Company sold an aggregate of 1,000,000 shares of its Common Stock at $1.00 per share, of which 900,000 shares were sold to Melville Ventures & Associates, L.P., an investment committee partnership, 50,000 shares were sold to New Millenium, LP, an investment partnership and 50,000 shares were sold to Timothy Mayette, an accredited investor. The Company's sale of shares of Common Stock to Melville Ventures & Associates, L.P., an investment committee partnership, to New Millenium, LP, an investment partnership and to Timothy Mayette was exempt from registration requirements pursuant to Section 4(2) of the Securities Act, since these shares were sold to sophisticated and accredited investors who had done business with the Company on prior occasions.

  In December 1997, the Company issued warrants to purchase 888,888 shares of Common Stock to FC Capital Corporation. These warrants are exercisable the earlier of August 1998 or the effective date of a public offering, and expire three (3) years later. The exercise price is 85% of the public offering price, provided, however, that if the Company has not accomplished a public offering by August, 1998, the option price drops to $1.00 per share.

  In March 1997, the Company borrowed $778,000 ($313,000 from affiliates of certain of the Company's principal stockholders). These borrowings, due April 1998, are not collateralized and are subordinated to the notes payable and the warehouse line. Interest on these notes is 14% per annum. In July 1997, the Company issued 56,000 shares of its common stock to a note holder in satisfaction of the interest due at maturity on $400,000 of this debt. The shares were valued at $56,000, representing the interest due on this obligation based upon its stated maturity date. In December 31, 1997, the obligation was repaid with a portion of the proceeds of the $1,500,000 note payable. In October 1997, the Company borrowed $500,000 from an affiliate. This borrowing due April 1998, is collateralized by the officer's life insurance claim receivable and is subordinated to all the notes payable and warehouse line. Interest is 9% per annum. The Company's issuance of these shares to the note holder is exempt from registration requirements pursuant to
Section 4(2) of the Securities Act, since the Company issued the shares to a single, accredited, sophisticated investor who had done business with the Company on prior occasions.

  On February 15, 1997, the principal stockholders of the Company granted an officer an option to acquire up to 378,414 shares of the Company's common stock owned by the stockholders at exercise prices not less than the estimated fair value of the Company's common stock at the grant date. The Company's grant of these options to the officer is exempt from registration requirements pursuant to Section 4(2) of the Securities Act, since the Company issued the shares to an officer of the Company, who was single, sophisticated investor.

ITEM 27. EXHIBITS

   **1.1  Form of Underwriting Agreement
   **1.2  Form of Representative's Warrant Agreement
     3.1  Certificate of Amendment to Certificate of Incorporation of Computer
          Transceiver Systems, Inc. changing the name to "MPEL Holdings Corp."
     3.2  By-Laws
     4.1  Form of Common Stock Certificate
   **4.2  Form of Representative's Warrant
     5.1  Opinion and Consent of Ruskin, Moscou, Evans & Faltischek, P.C.
    10.1  1995 Stock Option Plan
    10.2  Employment Agreement between the Company and Steven Latessa
    10.3  Employment Agreement between the Company and Cary Wolen
    10.5  Intentionally Omitted
    10.6  Mortgage Loan Warehousing Agreement by and between Mortgage Plus
          Equity and Loan Corporation and Summit Bank
    10.7  Employment Agreement between the Company and Jon P. Blasi
 ***10.8  Restated Shareholders Agreement
 ***10.9 Working Capital Financing Agreement between FC Capital Corporation and Mortgage Plus Equity and Loan Corporation
 ***10.10 Term Loan and Security Agreement between FC Capital Corporation and
          Mortgage Plus
 ***10.11 Warrant Agreement between FC Capital Corporation and Mortgage Plus
          Equity and Loan Corporation
    10.12 Mortgage Warehouse Loan and Security Agreement between Contimortgage
          Corporation and Mortgage Plus Equity and Loan Corp.
 ***10.13 Escrow Agreement
 ***10.14 Melville Ventures & Associates, LP Limited Partnership Agreement
   +10.15 Merger and Reorganization Agreement by and among Mortgage Plus Equity and Loan Corporation, Vertex Industries, Inc. and Computer
          Transceiver Systems, Inc., dated March 3, 1998
 ***10.16 Settlement Agreement, dated May 1, 1998
 ***21.1  Subsidiaries of Registrant
    23.1  Consent of Richard A. Eisner & Company, LLP
          Consent of Ruskin, Moscou, Evans & Faltischek, P.C. (included in
    23.3  Exhibit 5.1)
 ***23.4  Consent of Daniel Intemann
 ***24.1  Power of Attorney (included on signature page)
 ***27.1  Financial Statement Schedule

--------
  * To be filed by amendment
 ** Previously filed, but not applicable.
*** Previously filed.
  + Incorporated by reference from Exhibit No. 1 to the Form 8-K filed by Computer Transceiver Systems, Inc. with the Securities and Exchange Commission on March 10, 1998.

  Schedules other than the ones listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 28. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        iii. To include any additional or changed material information with respect to the plan of distribution.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (4) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (5) i. That, for the purpose of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        ii. That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Syosset, New York, on May 13, 1998.

                                     MPEL Holdings Corp.

                                            /s/ Steven Latessa
                                     By: ______________________________________
                                            Steven Latessa, President


  Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Steven M. Latessa, Cary Wolen and Jon P. Blasi with full power of substitution to execute in the name of such person and to file any Amendment or Post-Effective Amendment to this Registration Statement making such changes in this Registration Statement as the Registrant deems appropriate and appoints each of Steven M. Latessa, Cary Wolen and Jon P. Blasi with full power of substitution, attorney-in-fact to sign and to file any amendment and Post-Effective Amendment to this Registration Statement.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

/s/ Steven M. Latessa                President, Chief Executive       May 13, 1998
____________________________________ Officer, Chairman of the
                                     Board, Director
/s/ Cary Wolen                       Chief Operating Officer,         May 13, 1998
____________________________________ Chief Executive Officer,
                                     Chief Financial Officer,
                                     Secretary, Director
/s/ Jon P. Blasi                     Chief Operating Officer, B/C     May 13, 1998
____________________________________ Lending Division, Director